Exhibit 99

Family Dollar First Quarter Comparable Store Sales Increase 2.4%

MATTHEWS, N.C.--(BUSINESS WIRE)--December 3, 2009--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the first quarter ended November 28, 2009, increased 3.9% to $1.823 billion from $1.754 billion in the first quarter ended November 29, 2008. Comparable store sales for the quarter increased 2.4%. The Company had 6,665 stores as of November 28, 2009, including 43 new stores opened in the first quarter.

“Customers are responding well to the investments we are making to improve the shopping experience in our stores. We are pleased that customer traffic increased again this quarter. Reflecting continued economic pressures, average transaction value was flat,” said Howard Levine, Chairman and CEO. “Although sales in the first quarter were slightly below our plan, we remain confident that earnings per diluted share for the first quarter will be within the range of our original earnings expectations of $0.45 to $0.50 per diluted share.”

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, cost of sales, SG&A expenses, and earnings per diluted share. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

First Quarter Earnings Conference Call Information

The Company plans to report first quarter financial results on January 6, 2010, before the market opens. The Company plans to host a conference call with investors on January 6, 2010, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call (800) 857-5160 for domestic US calls and (312) 470-7174 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link: http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, January 6, 2010.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,600 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
Media Contact:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com